Exhibit 99.1

Walgreens to Purchase Pharmacy Files of 185 Fred’s Pharmacies across Southeastern U.S.

DEERFIELD, Ill. and MEMPHIS, Tenn. September 10, 2018 – Walgreens and Fred’s, Inc. (Nasdaq: FRED) today announced they have entered into a definitive asset purchase agreement, pursuant to which Walgreens will acquire pharmacy patient prescription files and related pharmacy inventory of 185 Fred’s stores located across 10 Southeastern states.

Under the agreement, the aggregate consideration to be paid by Walgreens to Fred’s is $165M, subject to adjustment, plus an amount equal to the value of related pharmacy inventory.

“This agreement increases patient access to Walgreens pharmacies in the Southeastern U.S., and allows us to introduce more people to Walgreens trusted pharmacy services in these communities. We look forward to welcoming Fred’s patients and team members who are hired into available Walgreens positions,” said Richard Ashworth, Walgreens President of Operations.

The transaction is part of a previously announced plan by Fred’s to unlock shareholder value by monetizing non-core assets through strategic transactions. Fred’s will continue to operate its retail stores at most of these locations after the pharmacies close. Once the transaction is complete, Fred’s will continue to operate approximately 162 pharmacies across nearly 600 stores. Fred’s pharmacy staff at the closing locations will have an opportunity to apply for any available positions at Walgreens.

“With this agreement, we have taken a major step towards achieving one of our main goals of eliminating our debt balance,” said Joe Anto, Interim CEO and CFO of Fred’s. “We look forward to partnering with Walgreens to transition our pharmacy patients in these locations as smoothly as possible.”

The transaction is subject to the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the satisfaction or waiver of certain other customary closing conditions. The companies expect the file transfers to begin in the fourth quarter of calendar 2018 and be completed in the first quarter of calendar 2019.

Patients whose prescriptions are being transferred will be notified by letter, and the parties will work together to help ensure a smooth transition. Once patient prescriptions are transferred from Fred’s to Walgreens, patients will have access to Walgreens trusted pharmacy services across a network of approximately 9,800 pharmacies nationwide.

PJ Solomon is acting as financial advisor and Akin Gump Strauss Hauer & Feld LLP is acting as legal advisor to Fred’s. Sidley Austin LLP and Weil Gotshal & Manges LLP are acting as legal advisors to Walgreens.

Cautionary Note Regarding Forward-Looking Statements: All statements in this release that are not historical statements are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding the pending agreement pursuant to which Walgreens Boots Alliance will acquire pharmacy patient prescription files and related pharmacy inventory from Fred’s, the transactions contemplated thereby, the possible timing and effects thereof, the ability of the parties to complete the transactions considering the various closing conditions, and statements regarding retail pharmacy growth in the U.S. Statements in the future tense and statements accompanied by words such as “expect,” “pending,” “potential”, “likely,” “preliminary,” “subject to,” “would,” “could,” “should,” “can,” “will,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “anticipate,” “may,” “possible,” “assume,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, known or unknown, which could cause actual results to vary materially from those indicated or anticipated. Such risks include, but are not limited to, risks related to the proposed transactions and acquisitions generally, including the risk that the transactions may not close due to one or more closing conditions to the transactions not being satisfied or waived, the risk that the transaction will close with respect to less than all 185 pharmacies, risks related to the ability to realize the anticipated benefits of the proposed transactions, the outcome of legal and regulatory matters and approvals, the risk of unexpected costs, liabilities or delays, changes in management’s assumptions, and risks associated with changes in laws, regulations or interpretations thereof. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of Walgreens Boots Alliance’s Annual Report on Form 10-K for the fiscal year ended August 31, 2017 and Annual Report on Form 10-Q for the fiscal quarter ended November 30, 2017, each of which is incorporated herein by reference, and Fred’s Annual Report on 10-K for the fiscal year ended [February 3, 2018] and in other documents that Walgreens Boots Alliance and Fred’s files or furnishes with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens Boots Alliance and Fred’s do not undertake, and expressly disclaim, any duty or obligation to update publicly any forward-looking statement after the date of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

ENDS

Notes to Editors:

About Fred’s, Inc.

Tracing its history back to an original store in Coldwater, Mississippi, opened in 1947, today Fred’s, Inc. operates approximately 600 general merchandise and pharmacy stores, including 12 franchised locations. With unique store formats and strategies that combine the best elements of a value-focused retailer with a healthcare-focused drug store, Fred’s stores offer frequently purchased items that address the everyday needs of its customers. These include nationally recognized brands, proprietary Fred’s label products, and a full range of value-priced selections. For more information, visit Fred’s website at www.fredsinc.com.

Fred’s Contact

Liolios
Sean McGowan or Cody Slach, 949-574-3860
FRED@liolios.com

About Walgreens

Walgreens (walgreens.com), one of the nation’s largest drugstore chains, is included in the Retail Pharmacy USA Division of Walgreens Boots Alliance, Inc. (NASDAQ: WBA), the first global pharmacy-led, health and wellbeing enterprise. Approximately 8 million customers interact with Walgreens in stores and online each day, using the most convenient, multichannel access to consumer goods and services and trusted, cost-effective pharmacy, health and wellness services and advice. As of June 28, 2018, Walgreens operates approximately 9,800 drugstores with a presence in all 50 states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands, along with its omnichannel business, Walgreens.com. Approximately 400 Walgreens stores offer Healthcare Clinic or other provider retail clinic services.

Walgreens Contacts

Media Relations	Contact

USA / Phil Caruso	+1 847 315 2962
Investor Relations	Contact

Gerald Gradwell and Ashish Kohli	+1 847 315 2922

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